Exhibit 99.2

Contact:
Robert M. Thornton, Jr.
President & CEO
(770) 933-7000
sunlink@sunlinkhealth.com

NEWS RELEASE

SUNLINK HEALTH SYSTEMS RECEIVES UNSOLICITED CONDITIONAL

ACQUISITION PROPOSAL

Atlanta, Georgia (November 8, 2007) – SunLink Health Systems, Inc. (AMEX:SSY) announced today that it received an unsolicited conditional expression of interest with respect to the acquisition of SunLink by Resurgence Health Group, Inc. The expression of interest was contained in a letter to SunLink and proposes to offer a cash price of $7.50 per share for substantially all the outstanding shares of SunLink, subject to due diligence and a number of conditions.

SunLink said it would have no comment on the expression of interestl at this time but that its Board of Directors, including, as appropriate, a committee thereof, would consider and respond to the conditional proposal in a reasonable period of time. In the meantime, there is no action for shareholders to take.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.